Renew Group Private Limited
463 MacPherson Road
Singapore 368181

January 5, 2024

VIA FEDERAL EXPRESS and EMAIL

The Arena Group Holdings, Inc. (f/k/a TheMavin, Inc.)
200 Vesey Street, 24th Floor
New York, NY 10281
Attn: Legal Department
legal@thearenagroup.net

Dear Sir or Madam:

As you are aware, pursuant to a certain Securities Purchase and Assignment Agreement effective December 1, 2023 attached hereto ("SPA"), Renew Group Private Limited ("Lender") purchased certain debt owed by The Arena Group Holdings, Inc. f/k/a TheMavin, Inc. ("Debtor") under the Notes identified in SPA (the "Debt"). As you know, Debtor failed to make certain payments due December 29, 2023 under the Notes, and as a result, Debtor is in default (the "Default"). Notwithstanding the existence of the Default and without waiving any of Lender's rights or remedies under the Notes and related Debt documentation (collectively, the "Loan Documents"), in consideration of Lender's agreement to forbear in the exercise of its rights and remedies under the Loan Documents as a result of the existence of the uncured Default for the period ending March 29, 2024 (the "Forbearance Period"), Debtor must promptly, but in all events not later than five (5) business days after the date of this letter, engage a Chief Restructuring Officer reasonably acceptable to Lender to assist with the operation of Debtor's business.

Debtor acknowledges and agrees that, as of the date of this letter, the Debt constitutes a valid and binding obligation of Debtor. No further modifications or forbearances concerning the Debt or the Loan Documents will be inferred or implied by this letter agreement. If any portion of this letter agreement is deemed illegal or unenforceable, it shall be automatically modified such that the other terms of the letter agreement remain in force and any such illegality or unenforceability shall not affect the terms of the Loan Documents. This letter agreement shall not constitute a waiver of any right or term contained in the Loan Documents. This letter agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to conflict of laws principles.

Sincerely,

Ravinder Sajwan

Renew Group Private Limited
By: Ravinder Sajwan, CEO

Acknowledged and agreed on January ___, 2024:

THE ARENA GROUP HOLDINGS, INC.

By: ______________________
Name: Douglas B Smith
Its: CFO

cc: Aman Singh, Esq., Fenwick & West LLP (via email: asingh@fenwick.com)